Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Issues Letter to Shareholders, Highlighting Progress on Advancing ICT-107 to Phase 3 Registrational Trial

Los Angeles, CA – August 21, 2015 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today issued the following letter to shareholders.

To Our Shareholders:

As we work toward building a leading cancer immunotherapy company, the management and board of directors of ImmunoCellular would like to thank you for your ongoing support of our programs and strategies. Our intention in this brief communication is not to address the vagaries of the stock market, over which we have no control. Rather, we would like to highlight the progress we are making as ICT-107 advances toward initiation of a registrational phase 3 trial in newly diagnosed glioblastoma and we build the Stem-to-T cell platform to create our future pipeline.

•	ICT-107 is advancing to its final stage of development. Reaching agreement with the FDA on the Special Protocol Assessment is a significant achievement and means we have lower regulatory risk than completing phase 3 without this up-front FDA review. To our knowledge, ICT-107 will be the only therapy currently in phase 3 testing for newly diagnosed glioblastoma with this advantage.

•	Since our oral presentation at ASCO in 2014, in which our analysis of the phase 2 results identified the patient population that appears to benefit from ICT-107, management has delivered on a set of critical milestones in the areas of regulatory, manufacturing, trial design and trial execution.

•	We are positioned to initiate clinical trial sites within 3 months in the US, with plans to enroll the first patient in the trial soon thereafter.

In addition to advancing the ICT-107 program, we are establishing a research capability based on our Stem-to-T cell platform, which originated at Caltech.

•	Achieving T cell killing of tumors based on an engineered stem cell therapy has potential advantages over T cell cancer immunotherapy approaches.

•	We are working to establish key research collaborations with experts in the field to obtain pre-clinical proof of concept for this platform technology.

•	While ICT-107 advances through phase 3, we intend to generate a pipeline of programs from this exciting technology and potentially from other adjacent technologies we are evaluating for in-license or acquisition.

In the future, we plan to continue to communicate our achievements, and will look forward to announcing the start of the phase 3 program. We also are working to evaluate options for continued financing of the phase 3 trial. Finally, our Board, focused on identifying and appointing qualified candidates, intends to remedy our non-compliance with the NYSE policies on the proportion of independent board members and the constitution of our Audit Committee.

We cannot control external market conditions or the volatility of the stock market. We are endeavoring to bring a potential clinically meaningful treatment to patients in need and, in doing so, seeking to build shareholder value. That is what we are working to achieve every day.

Sincerely,

Andrew Gengos

President and Chief Executive Officer

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase 2 trial of its lead product candidate, ICT-107, a dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells. ImmunoCellular’s pipeline also includes: ICT-121, a dendritic cell immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a dendritic cell immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T-cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding the development and commercialization of ICT-107, initiation of a phase 3 study of ICT-107, the advancement of the ICT-121 phase 1 trial, the development of our preclinical Stem-to-T-cell program and our ability to achieve our other clinical, operational and financial goals. These statements are based on ImmunoCellular’s current expectations and involve significant risks and uncertainties, including those described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.